Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Tuesday, June 24, 2008

APOGEE FIRST QUARTER EARNINGS FROM CONTINUING OPERATIONS INCREASE;

FISCAL 2009 EARNINGS GUIDANCE RECONFIRMED

MINNEAPOLIS, MN (June 24, 2008) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2009 first quarter earnings. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

FIRST QUARTER HIGHLIGHTS

•	Revenues of $238.5 million were up 14 percent from the prior-year period.

•	Operating income was $16.6 million, up 11 percent from the prior-year period.

•	Earnings from continuing operations were $0.36 per share versus $0.34 per share a year earlier.

•	Architectural segment revenues grew 17 percent, and operating income increased 28 percent versus the prior-year period.

•	Large-scale optical segment revenues declined 18 percent, while operating income decreased 17 percent versus the prior-year period, as expected.

•	Net earnings were $0.36 per share versus $0.40 per share in the prior-year period when there was non-cash income in discontinued operations.

•	Fiscal 2009 guidance reconfirmed: earnings from continuing operations are expected to range from $1.82 to $1.94 per share.

Commentary

“We feel good about our first quarter results, which met Apogee’s expectations for improvement in architectural segment revenues and earnings as all businesses performed well,” said Russell Huffer, Apogee chairman and chief executive officer. “The architectural segment operating margin was slightly lower than we had expected due to project and product mix, and productivity.” He noted that the company tends to experience slightly lower first quarter seasonal revenues.

“Our large-scale optical segment operating margin remained high and met our expectations, as our best value-added products were more than 50 percent of segment sales for the third consecutive quarter,” said Huffer. “We continue to convert customers to our best glass and acrylic framing products, even though elimination of less-profitable product lines and soft picture framing market conditions impacted revenues.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

“With the ongoing strength in our architectural segment, we remain optimistic about Apogee’s outlook and are reconfirming our earnings per share guidance for fiscal 2009,” said Huffer. “We have strong visibility for fiscal 2009 and into fiscal 2010 due to our backlog, project commitments, solid bidding activity, and the construction levels and green building trends in markets we serve.”

SEGMENT AND OPERATING HIGHLIGHTS

Architectural Products and Services

•	Revenues of $220.7 million were up 17 percent over the prior-year period.

•	The continued ramp-up of new architectural glass capacity in the Utah and converted Minnesota facilities, as well as the addition of the storefront and entrance business contributed to revenue growth.

•	Operating income was $14.8 million, up 28 percent from a year ago.

•

Operating margin was 6.7 percent, compared to 6.2 percent in the prior-year period. It was slightly below company expectations for the quarter due to project and product mix, and productivity. The mix shift and ramp up of new capacity led to higher than expected first-quarter labor costs, which are expected to return to normal levels.

•	Segment backlog was maintained at high levels, reflecting normal quarter-to-quarter variation rather than a change in Apogee’s market conditions.

•	Backlog was $491.0 million, up 19 percent from $413.7 million in the prior-year period; backlog was $510.9 million at the end of fiscal 2008.

•	Backlog continues to be balanced across all segments, with growth in office projects.

•

Approximately $350 million, or 71 percent, of the backlog is to be delivered in fiscal 2009; approximately $120 million, or 25 percent, in fiscal 2010; and approximately $20 million, or 4 percent, in fiscal 2011.

Large-Scale Optical Technologies

•	Revenues of $17.7 million declined 18 percent compared to the prior-year period.

•	Elimination of less-profitable product lines, along with soft picture framing market conditions led to the decrease.

•	Operating income was $3.3 million, down 17 percent from the prior-year period as expected.

•	Operating margin was 18.4 percent, compared to 18.1 percent in the prior-year period.

•	Our best value-added framing glass products exceeded 50 percent of revenues for the third consecutive quarter.

Equity in Affiliates

•	There was a loss of $0.4 million from the PPG Auto Glass, LLC joint venture, compared to break-even results in the prior-year period.

Discontinued Operations

•	In the prior-year period, there was non-cash income of $2.0 million, net of tax, due to favorable resolution of an international curtainwall project legal matter.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Financial Condition

•

Long-term debt was $73.4 million, compared to $43.4 million in the prior-year period and $58.2 million at the end of fiscal 2008. Debt grew as expected, with increases in capital expenditures and working capital, along with share repurchases.

•

Non-cash working capital (current assets, excluding cash, less current liabilities) was $83.5 million, compared to $69.7 million at the end of fiscal 2008. Seasonal cash flow resulted in higher working capital requirements.

•	Depreciation and amortization were $6.6 million, up 17 percent from the prior year, due to new capacity depreciation and acquisition amortization.

•	Capital expenditures were $23.3 million, compared to $14.0 million in the prior year period. There was spending on productivity improvements and capacity expansions in both operating segments.

•	First-quarter share repurchases totaled approximately 156,000 shares at an average price of $20.27 per share, for a total of $3.2 million.

OUTLOOK

“We are expecting another record year in fiscal 2009, as demand for our architectural products and services remains healthy, our backlog continues at a high level, new capacity is in place, and we have opportunities for further operational improvements,” said Huffer. “We are reconfirming our earnings per share guidance of $1.82 to $1.94 from continuing operations, which would represent a 22 to 30 percent increase over fiscal 2008 results, and revenue growth of 12 to 15 percent.

“Looking ahead to fiscal 2010, our longer term goals of 8 percent annual revenue growth and 20 percent average earnings growth remain achievable, despite mixed signals from industry forecasters,” said Huffer. “We continue to see high levels of construction activity in markets utilizing our value-added products and services, reflected in the size and mix of our backlog beyond fiscal 2009 and our bidding activity, which continues strong and allows us to fill our capacity with good work. We also see opportunities resulting from the increase in green building, a sector demanding our energy-efficient products, and our ability to expand into markets currently underserved by Apogee, including the broader, mid-sized project and international markets.

“For the current year, we have slightly increased our architectural segment revenue guidance to 14 to 17 percent growth, from 13 to 16 percent,” he said. “At the same time, we expect our architectural business will achieve an operating margin ranging from 7.8 to 8.1 percent, down somewhat from our prior guidance of 8.0 to 8.3 percent and up from our fiscal 2008 architectural operating margin of 6.7 percent.

“Our architectural segment margin outlook shows continued improvement over the balance of fiscal 2009. We will continue to ramp up new architectural glass capacity and expect improved mix and project flow; at the same time, we expect to leverage increased overhead spending over the remainder of the year,” said Huffer. “However, our architectural segment operating margin outlook has declined from our prior guidance, driven by increased costs, primarily for fuel and petroleum-based materials.

“Our picture framing business continues to convert customers to our best framing glass and acrylic products, allowing us to raise operating margin guidance for the year to 18 to 19 percent, from previous guidance of 17.5 to 18.5 percent. We expect the second half to be stronger than the first half, which will be slightly impacted by investments in new capacity that will come on line in the third quarter,” Huffer said. “We now anticipate revenues to decline slightly as a result of soft retail and custom picture framing market conditions.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

“Our businesses are executing well, and we have solid markets and backlogs, new capacity and strong cash flow,” said Huffer. “I’m feeling very good about the future prospects and potential for Apogee and its businesses.”

The following statements are based on current expectations for fiscal 2009. These statements are forward-looking, and actual results may differ materially.

•	Overall revenues for the year are expected to increase 12 to 15 percent, with the third quarter expected to be the seasonally strongest period.

•	Architectural segment revenues are expected to increase 14 to 17 percent (prior guidance was 13 to 16 percent).

•	Large-scale optical segment revenues are expected to be down approximately 3 percent (prior guidance was for flat revenues).

•

Annual gross margins are expected to be less than 22.5 percent; increased pricing and operational improvements, as well as leveraging a higher sales base are expected to more than offset increases in wages, health care, energy costs, materials and freight.

•	Selling, general and administrative expenses as a percent of annual sales are projected to be slightly less than 14 percent.

•

Expected annual operating margins by segment are: architectural, 7.8 to 8.1 percent (prior guidance was 8.0 to 8.3 percent); and large-scale optical, 18 to 19 percent (prior guidance was 17.5 to 18.5 percent).

•	Equity in affiliates, which reflects Apogee’s portion of the results of the PPG Auto Glass joint venture, is expected to have pre-tax earnings of approximately $1.5 million.

•

Full-year capital expenditures are projected to be approximately $60 million, including capital for a new LEED certified architectural window facility, and capacity expansions and productivity improvements in both operating segments.

•	Depreciation and amortization are estimated at approximately $31 million for the year.

•	Debt is expected to be $35 to $45 million at year-end.

•	The effective tax rate for the full year is anticipated to be approximately 35 percent.

•	Fiscal 2009 earnings per share from continuing operations are expected to range from $1.82 to $1.94.

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions, material cost increases and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully utilize production capacity; and v) ramp up to full production of the third Viracon plant in a timely and cost-efficient manner; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to utilize manufacturing facilities. Additional factors include: i) revenue and operating results that are volatile;

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

ii) self-insurance risk related to a material product liability event and to health insurance programs; iii) performance of the PPG Auto Glass, LLC joint venture; iv) management of discontinued operations exiting activities; v) cost of compliance with governmental regulations relating to hazardous substances; and vi) foreign currency risk related to certain discontinued operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended March 1, 2008.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 7:30 a.m. Central Time tomorrow, June 25. To participate in the teleconference, call 1-800-901-5226 toll free or 617-786-4513 international, access code 92243917. The replay will be available from 9:30 a.m. Central Time on Wednesday, June 25, through midnight Central Time on Wednesday, July 2 by calling 1-888-286-8010 toll free, access code 64965205. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

•

Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market and commercial optics.

(Tables follow)

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended May 31, 2008	Thirteen Weeks Ended June 2, 2007	% Change
Net sales	$238,468	$209,885	14%
Cost of goods sold	189,470	166,997	13%

Gross profit	48,998	42,888	14%
Selling, general and administrative expenses	32,364	27,922	16%

Operating income	16,634	14,966	11%
Interest income	238	210	13%
Interest expense	492	452	9%
Other income	71	20	255%
Equity in loss of affiliated companies	(379)	(17)	-2129%

Earnings from continuing operations before income taxes	16,072	14,727	9%
Income taxes	5,793	5,002	16%

Earnings from continuing operations	10,279	9,725	6%
Loss (earnings) from discontinued operations	(77)	1,971	N/M

Net earnings	$10,202	$11,696	-13%

Earnings per share—basic:
Earnings from continuing operations	$0.36	$0.35	3%
Loss (earnings) from discontinued operations	$—	$0.07	-100%
Net earnings	$0.36	$0.42	-14%
Average common shares outstanding	28,213,375	28,149,877	0%

Earnings per share—diluted:
Earnings from continuing operations	$0.36	$0.34	6%
Loss (earnings) from discontinued operations	$—	$0.06	-100%
Net earnings	$0.36	$0.40	-10%
Average common and common equivalent shares outstanding	28,750,543	28,884,960	0%

Cash dividends per common share	$0.0740	$0.0675	10%

Business Segments Information

(Unaudited)

	Thirteen Weeks Ended May 31, 2008	Thirteen Weeks Ended June 2, 2007	% Change
Sales
Architectural	$220,720	$188,227	17%
Large-scale Optical	17,749	21,655	-18%
Eliminations	(1)	3	N/M

Total	$238,468	$209,885	14%

Operating income (loss)
Architectural	$14,843	$11,585	28%
Large-scale Optical	3,271	3,927	-17%
Corporate and other	(1,480)	(546)	-171%

Total	$16,634	$14,966	11%

Consolidated Condensed Balance Sheets

(Unaudited)

	May 31, 2008	March 1, 2008
Assets
Current assets	$245,996	$259,229
Net property, plant and equipment	193,607	176,676
Other assets	126,138	127,603

Total assets	$565,741	$563,508

Liabilities and shareholders’ equity
Current liabilities	$157,979	$177,315
Long-term debt	73,400	58,200
Other liabilities	44,493	43,411
Shareholders’ equity	289,869	284,582

Total liabilities and shareholders’ equity	$565,741	$563,508

N/M = Not meaningful

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Thirteen Weeks Ended May 31, 2008	Thirteen Weeks Ended June 2, 2007
Net earnings	$10,202	$11,696
Net loss (earnings) from discontinued operations	77	(1,971)
Depreciation and amortization	6,613	5,663
Stock-based compensation	1,541	1,384
Results from equity investments	379	17
Other, net	(900)	(1,477)
Changes in operating assets and liabilities	(12,949)	(18,486)

Net cash provided by (used in) continuing operating activities	4,963	(3,174)

Capital expenditures	(23,290)	(14,043)
Proceeds on sale of property	78	24
Acquisition of businesses, net of cash acquired	(8)	—
Net purchases of marketable securities	(45)	(615)

Net cash used in investing activities	(23,265)	(14,634)

Net proceeds from long-term debt and revolving credit agreement	15,200	8,000
Cancellation of common stock, net of proceeds from issuance	(2,556)	1,459
Repurchase and retirement of common stock	(3,158)	—
Other, net	1,188	1,142

Net cash provided by financing activities	10,674	10,601

Cash (used in) provided by discontinued operations	(84)	4,758

Decrease in cash and cash equivalents	(7,712)	(2,449)
Cash and cash equivalents at beginning of year	12,264	6,187

Cash and cash equivalents at end of period	$4,552	$3,738

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com